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                                                                    Exhibit 99.1



                   AMERIQUEST MANAGEMENT COMPLETES TRANSACTION
                    TO BUY COMPUTER 2000 STAKE IN AMERIQUEST

Horsham, PA,  July 20, 1998

AmeriQuest Technologies, Inc. (OTC Bulletin Board:AMQT-news) announced today that Listen Group Partners, LLC, a group headed by AmeriQuest's senior management, Alex Kramer (CEO) and Jon Jensen (CFO), completed the transaction to acquire the 36,349,878 shares of AmeriQuest common stock owned by Computer 2000.

In taking over majority control of AmeriQuest from Computer 2000, AmeriQuest's management arranged for a new $10 million asset-backed bank credit line for AmeriQuest, obtained the release of Computer 2000 and its affiliates from all guarantees of AmeriQuest obligations, and paid certain transaction costs totaling approximately $220,000.

As part of the transaction, Computer 2000 contributed to the capital of AmeriQuest approximately $28 million in intercompany debt obligations and an additional $3 million in cash. AmeriQuest redeemed all of the outstanding AmeriQuest preferred stock held by Computer 2000, convertible into approximately 42 million common shares, and cancelled all outstanding AmeriQuest options and warrants held by Computer 2000. As a result of the transaction, the number of outstanding shares of AmeriQuest, on a fully diluted basis, was reduced from approximately 118 million to approximately 67 million. The Board of Directors of the Company has agreed to reserve 6.7 million of the cancelled shares of common stock for future issuance to AmeriQuest employees as incentive compensation pursuant to terms to be approved by the outside directors of the board.

AmeriQuest Technologies, Inc. is a distributor of computer technology solutions to value-added resellers (VARs) and systems integrators. In addition to distribution of Servers, Wide Area Networking, Mass Storage Subsystems, and Peripherals, AmeriQuest provides pre and post sales engineering, logistics, financial and marketing services to its customers.